UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
GARY L. HERMAN
BRUCE GALLOWAY
SETH M. LUKASH
FRED ZEIDMAN
HOWARD BROD BROWNSTEIN
MARTIN R. WADE, III

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the combined 2009 annual meeting of shareholders and 2010 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On September 23, 2010, Strategic issued the following press release:

Strategic Urges All Stockholders to Vote the GOLD Proxy Card Now to Support the Election of the Strategic Nominees

Institutional Shareholder Services (ISS) Recommends Stockholders Vote the GOLD Proxy Card to Elect All Five Strategic Nominees - Gary L. Herman, Seth M. Lukash, Fred Zeidman, Howard Brod Brownstein and Martin Wade, III

ISS States That "…shareholder rights continued to be eroded…" at United American Healthcare Corporation

NEW YORK, Sept. 23, 2010 (GLOBE NEWSWIRE) -- Strategic Turnaround Equity Partners, LP (Cayman) ("Strategic") and the other participants in the solicitation urge stockholders of United American Healthcare Corporation ("United" or the "Company) (Pink Sheets:UAHC) to vote the Gold Proxy Card to elect its five highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, Fred Zeidman, Howard Brod Brownstein and Martin Wade, III at the Company's 2009 and 2010 Annual Meeting of stockholders scheduled to be held on September 30, 2010. Strategic and the other participants in this solicitation (collectively, the "Strategic Group" or "we") are the beneficial owners of an aggregate of 814,963 shares of common stock of United, representing approximately 9.98% of the outstanding shares of common stock of the Company.

Excerpts from ISS Analysis and Recommendation

ISS, the leading independent proxy voting advisory firm, in recommending that United stockholders vote on Strategic's GOLD proxy card to elect all five Strategic nominees to the Board of Directors of United, was extremely critical of the Board's governance practices and the way the Board pursued the Pulse transaction.

In discussing the Board's handling of the Pulse acquisition ISS stated:

"Given the close ties between the advisor and the target company, as well as Mr. Fife's participation in the acquisition identification process, the board's efforts to ensure a thorough, fair, and transparent process takes on added significance. However, in this case, the timeline and fact pattern suggest just the opposite. For example, at the time of the announcement, no financial statements for Pulse were released to allow investors to allow them to review the valuation; the board did not publish the fairness opinion that it had received and the company did not provide shareholders with a specific rationale for the acquisition."

ISS went on to state:

"[T]he board stated that the acquisition of Pulse was motivated primarily by significant revenues, positive EBITDA and long-term growth opportunities. EBITDA continues to be an important metric the board has used to justify the reasons for the transaction. However, in the company's Form 10-K, it was disclosed that prior to the acquisition, Pulse Systems failed to satisfy several financial covenants of its loan with Fifth Third Bank, which included: Minimum Adjusted EBITDA on Dec. 31, 2009 and March 31, 2010; Funded Debt to Adjusted EBITDA on March 31, 2010; Fixed Charge Coverage Ratio on Dec. 31, 2009; Timely delivery of audited financial Statements on Dec. 31, 2009.

"Adequate financial disclosure could help investors answer questions that arise from the board's support of the company's strong EBITDA and the failure to meet the minimum standards established in the debt covenants. The existing defaults on these loans were waived as part of the merger.

"Given the negative market reaction and the prominent calls for transparency from shareholders, it was imperative that the board present the alternatives that were considered and fully disclose the process that led the board to finalize the purchase in order to assuage shareholder concerns. The board has yet to do so."

ISS concluded:

"There is strong evidence that an alternative viewpoint is needed on the board to ensure that shareholders have adequate representation. The incumbent board has not addressed agency concerns that have been raised repeatedly by its shareholders. In fact, shareholder rights have continued to be eroded since the annual meeting as important approval requirements have been repealed. The rescission of these rights culminated in a contentious acquisition without the opportunity for shareholder feedback."

Strategic nominee Gary Herman, stated, "We are pleased that ISS recommends for change on the United Board. The current Board seems intent to disenfranchise shareholders at every turn, the Strategic nominees are committed to working productively with the other members of the Board to ensure the best interests of all stockholders are represented."

Concluded Herman, "We thank stockholders who have already voted the GOLD proxy card for the Strategic nominees and urge all other stockholders to return the GOLD proxy card today to elect Strategic's three highly-qualified director nominees."

For information on how to vote your GOLD proxy card please contact our proxy solicitor, Okapi Partners, LLC at 1-877-285-5990 or 212-297-0720.

CONTACT:   Okapi Partners, LLC
                        Steven C. Balet
                        212-297-0720